Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed combined financial statements give effect to Captiva Software Corporation’s acquisition of SWT SA (“SWT”). In these unaudited pro forma condensed combined financial statements, Captiva Software Corporation is referred to as “we,” “us,” “our,” and “Captiva.”

On May 27, 2005, we consummated our acquisition of SWT, a privately held France-based provider of automatic data extraction and intelligent document capture solutions and technology, pursuant to a definitive purchase agreement dated May 10, 2005. We paid approximately €14.0 million in cash, or approximately $17.7 million, and issued approximately 179,000 shares of our common stock to SWT shareholders to purchase all of the outstanding share capital of SWT. Of the total cash consideration, we deposited €1.5 million, or approximately $1.9 million, into an escrow account to secure potential future indemnification obligations of the primary selling shareholder.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2005, gives effect to Captiva Software Corporation’s acquisition of SWT SA (“SWT”) as if the acquisition had occurred on January 1, 2004. For purposes of the pro forma data, Captiva’s consolidated statement of operations for the six-months ended June 30, 2005 has been combined with SWT’s results of operations for the period from January 1, 2005 to May 27, 2005 (acquisition date). Captiva’s financial information was derived from its unaudited financial statements for the six months ended June 30, 2005, contained in Captiva’s Form 10-Q for the quarter ended June 30, 2005. SWT’s financial information for the period January 1, 2005 through May 27, 2005 has been derived from its unaudited internal financial statements. The unaudited pro forma condensed combined statement of operations has been prepared to assist you in your analysis of the financial effects of the acquisition of SWT and has been presented in accordance with the accounting principles generally accepted in the United States of America (“US GAAP”).

The unaudited pro forma condensed combined statement of operations does not reflect any revenue increases, operating efficiencies or synergistic cost savings that we may achieve with respect to the entities, nor any expense associated with achieving those benefits. The unaudited pro forma condensed combined statement of operations is presented for illustrative purposes and is not necessarily indicative of what our results of operations actually would have been if the acquisition had occurred as of the date indicated, nor is it necessarily indicative of results of operations for any future periods.

CAPTIVA SOFTWARE CORPORATION

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2005

(In thousands of US Dollars, except per share data)

	Captiva Software Corporation	SWT SA *	Pro Forma Adjustments		Pro Forma Combined
Revenues	$37,784	$3,315	$(21	) (A)	$41,078

Cost of revenues:
Cost of revenues, excluding amortization of purchased intangibles	9,912	1,756	(21	) (A)	11,647
Amortization of purchased intangibles	1,403	—	442	(B)	1,845

Total cost of revenues	11,315	1,756	421		13,492

Gross profit	26,469	1,559	(442)		27,586

Operating expenses:
Research and development	5,241	1,269	—		6,510
Sales and marketing	12,341	2,023	—		14,364
General and administrative	4,366	355	—		4,721
Other	539	—			539

Total operating expenses	22,487	3,647	—		26,134

Income (loss) from operations	3,982	(2,088)	(442)		1,452
Interest and other income, net	267	—	(132	) (C)	135

Income (loss) before income taxes	4,249	(2,088)	(574)		1,587
Provision for income taxes	1,619	—	(932	) (D)	687

Net income (loss)	$2,630	$(2,088)	$358		$900

Earnings per share:
Basic (E)	$0.21				$0.07

Diluted (E)	$0.19				$0.07

Shares used in computing earnings per share:
Basic (E)	12,450				12,599

Diluted (E)	13,537				13,686

*	Results are for the period from January 1, 2005 through May 27, 2005, the acquisition date.

See accompanying notes to unaudited pro forma condensed combined statement of operations.

CAPTIVA SOFTWARE CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2005 combines the historical results of Captiva for the six months ended June 30, 2005, which includes the results of SWT beginning on May 27, 2005 (the acquisition date), with the results of SWT for the period from January 1, 2005 through May 27, 2005, and is presented as if the acquisition had occurred on January 1, 2004.

SWT’s historical unaudited statement of operations was prepared in Euros, the functional currency of SWT, and for purposes of presentation in the unaudited pro forma condensed combined statement of operations has been expressed in US Dollars translated based on the average exchange rates in effect during the six months ended June 30, 2005 (one Euro equal to 1.29 US Dollars).

Note 2 – Pro Forma Adjustments

The following pro forma adjustments are based on our preliminary allocation of the SWT purchase price to acquired assets and assumed liabilities:

(A)	To eliminate SWT revenues and Captiva cost of revenues associated with SWT sales to Captiva.

(B)	To record amortization expense related to intangible assets acquired in the acquisition. In our preliminary allocation of the purchase price, we recorded intangible assets related to completed technology, customer contracts and relationships, and trademarks and trade names totaling $2.4 million, $3.2 million and $0.1 million, which will be amortized using the straight-line method over their estimated useful lives of four years, eight years and two years, respectively.

(C)	To reduce interest income as if the cash payment of $17.7 million for the acquisition of SWT occurred on January 1, 2004, based on an estimated interest rate of 1.8 percent.

(D)	To record estimated income tax provision adjustments based on the estimated statutory rates in effect during the period.

(E)	The following table summarizes the calculation of pro forma basic and diluted earnings per share:

	Six Months Ended June 30, 2005
	Captiva	Pro Forma Adjustments		Pro Forma
Numerator for earnings per share - Net income (loss)	$2,630	$(1,730	) (1)	$900

Denominator - shares:
Basic weighted-average shares	12,450	149	(2)	12,599

Diluted weighted-average shares	13,537	149	(2)	13,686

Earnings per share:
Basic	$0.21			$0.07

Diluted	$0.19			$0.07

(1)	Represents the pro forma statement of operations impact of SWT.

(2)	Represents the incremental shares outstanding resulting from the Captiva shares issued in the acquisition.